Exhibit 10.61

*PORTIONS OF THIS AMENDMENT TO STEAM SERVICES CONTRACT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Amendment to Steam Service Contract Between
Southwest Iowa Renewable Energy, LLC
and
MidAmerican Energy Company

           MidAmerican Energy Company, an Iowa corporation, (“Company”) and Southwest Iowa Renewable Energy, LLC, an Iowa limited liability corporation, (“Customer”) hereby agree to amend their Steam Service Contract (“Contract”), dated January 22, 2007, concerning Company’s supply of steam to Customer’s ethanol production facility located in Council Bluffs, Iowa.  Company and Customer are sometimes hereinafter collectively referred to as the “Parties” or individually as a “Party.”  For good and valuable consideration, the adequacy of which is hereby acknowledged by both Parties, the Parties agree to amend the Contract as follows:

1.  Article I, Section 2 of the said Contract shall be amended as shown below, with the underlined text to be added to Article I, Section 2, and the text that is not underlined simply reflecting existing text that is to remain as it was originally written in the Contract.  No text is being deleted from the original text of the Contract.

2.           The steam service provided will be non-interruptible except for interruptions due to:  force majeure (as described in Article XIV); Planned Outages, Forced Outages (Immediate, Delayed, or Postponed), Maintenance Outages (all are defined in Exhibit A);  regulatory/legal (state, local or federal) or reliability council (e.g., GADS Data Reporting Instructions, Mid-Continent Area Power Pool (“MAPP”), North American Electric Reliability Corporation (“NERC”), etc.) requirements; Reliability Interruptions (defined as interruptions required by MAPP, a Regional Transmission Organization (“RTO”) or Independent System Operator (“ISO”), their successors or similar organizations, during periods of peak load conditions to maintain adequate reserves to meet planning reserve requirements, contingency reserve requirements, or resource adequacy requirements, or interruptions required for deployment of contingency reserves or to respond to reserve sharing events, other system emergencies, or as otherwise required by MAPP, an RTO or ISO; or Economic Interruptions (defined as occasions when  Walter Scott Energy Center—formerly the Council Bluffs Energy Center—Unit 3 is economically dispatched by a RTO or ISO at a level high enough to require curtailment—which may include a complete cut-off—of steam production for Customer).

Economic Interruptions

In the event of an Economic Interruption, the Company will credit the Customer on their next monthly bill for steam service, based on the following formula:

*

Each morning, by 8:30 A.M., during the term of this Contract, Customer shall provide Company with Customer’s *  for the following day by sending such information to Company by electronic mail to ShortTermTrading@MidAmerican.com or by contacting the Company’s trading desk at (515)252-6575, which email and phone number may be changed through use of the notification provisions of the Contract.  Each evening, by 8:00 P.M., during the term of this Contract, Company will, to the extent it knows of same, inform Customer of the time and duration of any Economic Interruption expected the following day.

Reliability Interruptions

In the event of a Reliability Interruption, the Customer will not receive any credit for the first sixty (60) hours of Reliability Interruptions during any calendar year of the contract Term.  In the event total Reliability Interruptions exceed 60 hours during a given calendar year, the Company will credit the Customer on their next monthly bill for steam service, an amount as determined by the Economic Interruption credit calculation above, for the Reliability Interruption hours in excess of 60 hours.

When a Reliability Interruption is anticipated, the Company will make a good faith effort, when circumstances reasonably permit it, to provide the Customer with advance notice of the interruption.  At the time Company provides such notice, if any, of an upcoming interruption,  Company will also make a good faith effort to inform Customer of the expected time the interruption period will end.

The Customer understands that in cases of Reliability Interruption circumstances may not permit the Company to provide advance notice of an interruption of steam service, and that the Company cannot commit to always provide such notice, or any advance notice.  At the same time, the Company recognizes that the Customer benefits from advance notice if it can be reasonably provided; therefore, the Company will undertake good faith efforts to provide some advance notice when circumstances reasonably allow, with a goal of providing four-hours of advance notice when possible.  At the time Company provides notice, if any, of a Reliability Interruption, the Company will provide in writing, by electronic mail to Customer’s General Manager (email address:   midamnotification@sireethanol.com), a summary of the circumstances leading to the need for an interruption.

The steam service will also be interruptible if the Company experiences low on-site coal inventory, defined as less than 15 days’ reserve for the Council Bluffs Energy Center (“CBEC”) at 90% capacity factor and a target coal reserve of 45 days.  The Company will calculate, consistent with prudent utility practice, the estimated on site coal inventory.  If the Company’s target coal reserve changes, the threshold for low inventory will change by the same proportion.  For example, if the Company chooses to target 30 days of coal reserve instead of 45 days, the threshold for interruptible service will become 10 days’ reserve.  Company will provide Customer a weekly written notice if coal reserve is 30 days or below and a daily written notice if coal reserve is 20 days or below.  Company shall employ reasonable efforts toward supplying steam pressure of 460 pounds per square inch gauge pressure and 1000 degrees Fahrenheit at Company’s 14” double block and bleed valve as set forth in Exhibit B, but will not always be able to achieve such pressure and temperature.  For example, there will be situations where the Company’s electrical system demand is reduced and Company will only be generating to meet 70% of its maximum load.  In that case, the steam pressure would in turn be reduced to approximately 70% of 460 pounds per square inch.

* OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

2.  Article XIII, Section 1 of the said Contract shall be amended as shown below, with the underlined text to be added to Article XIII, Section 1, and the text that is not underlined simply reflecting existing text that is to remain as it was originally written in the Contract.  No text is being deleted from the original text of the Contract.

           1.           Neither Customer nor Company shall be responsible for damages to the other Party, its directors, officers, employees, partners, co-venturers, agents, representatives, customers, suppliers, or any third party, for any failure to supply steam or return condensate, for interruptions of steam supply or return condensate, or for any alleged shortfalls in the quality of the steam supply or return condensate, unless such failure, interruption or shortfall is due to gross negligence or willful misconduct.  Nothing in the foregoing sentence shall be construed to impact Parties’ rights as set forth in Articles V, VI and VII hereof, and related Contract provisions.  For purposes of this Contract, “willful misconduct” shall be defined as follows:    an intentional act aimed at achieving a wrongful purpose knowingly without legal or factual justification and in disregard of the obvious harm such act will impose.  The Parties agree that it shall be considered “willful misconduct” for:

           (a) With the exceptions of interruptions as permitted in Article I, Section 2 of this Contract, Company to interrupt (on a short- or long-term basis) the steam supply to Customer solely on the basis of Company’s preferring to sell its energy in another, more or equally profitable transaction;

           (b)  With the exceptions of interruptions as permitted in Article I, Section 2 of this Contract, Company to refuse to provide steam service to Customer, unless consistent with the provisions of this Contract, when the primary steam source is operating at more than 600 MW of generating capacity, as measured by Company’s standard procedures;  (In the event of a dispute concerning whether the primary steam source was operating at more than 600 MW at the time of an interruption Customer reasonably deems to be the result of willful misconduct, Company will provide Customer access to its records pertaining to the plant’s capacity level at the time in question, provided Customer agrees to execute a reasonable confidentiality agreement pertaining to said records); or

           (c)  either Party to commit an act that satisfies the definition above.

           In the event of willful misconduct of the type addressed in “a,” “b” or “c” above, each Party recognizes that the other Party may request, and is not precluded by this Contract from requesting, an injunction to bring an end to the willful misconduct and that Party may also file a claim for direct damages as specified in this Contract.

3.  The first sentence of Article III of the said Contract shall be amended as shown below, with the underlined text to be added to Article III, and the text that is lined-through to be deleted.  Text that is not underlined or lined-through shall remain as it was originally written in the Contract.

The Net Energy Rate charged to Customer shall be fixed for the first three years, then adjusted each year starting on the 3rd anniversary date of the First Grind, but shall be adjusted no later than February 1, 2012.  ~~January 1, 2012.~~

4.  All other provisions of the Contract shall remain unchanged.

           The foregoing change to the Contract is agreed to by the Parties and shall be effective on the 3rd day of October, 2008.

MidAmerican Energy Company			Southwest Iowa Renewable Energy, LLC
By:	/s/ William Fehrman	By:	/s/ Mark Drake
Title:	President	Title:	President and CEO